SETTLEMENT AGREEMENT
This Settlement Agreement (“Settlement Agreement”) is entered into as of the 23rd day of July, 2024, by and between Lion Point Capital, LP, a Delaware limited partnership having its principal place of business at 250 West 55th Street, 33rd Floor, New York, New York 10019 (“Lion Point”), and BurgerFi International, Inc., a Delaware corporation having its principal place of business at 200 W. Cypress Creek Road, Suite 220, Fort Lauderdale, Florida 33309
(“BurgerFi”).
RECITALS
WHEREAS, on or about February 20, 2018, Lion Point entered into a forward purchase agreement (the “FPA”) with Opes Acquisition Corp. (“Opes”), pursuant to which Lion Point agreed to purchase stock in Opes should Opes successfully find a private company merger partner and consummate a merger, which would effectively take the target company public; and
WHEREAS, in or around June 2020, Opes announced that it had found an acquisition target, a private company known as BurgerFi International, LLC (“BFI LLC”); and
WHEREAS, on or about December 16, 2020, Opes successfully merged with BFI LLC (the “Merger”), after which the merged company was renamed “BurgerFi International, Inc.” and began trading on the NASDAQ under the ticker “BFI” on December 17, 2020; and
WHEREAS, pursuant to the FPA, Lion Point purchased 2,000,000 BFI units for $20,000,000 contemporaneous with the closing of the Merger, with each unit consisting of one share of common stock and one warrant exercisable for one share of common stock; and
WHEREAS, following the closing of the Merger, based on what it had acquired through the FPA and other acquisitions, Lion Point owned 2,745,938 shares of the common stock of

BurgerFi and warrants exercisable into an additional 2,083,438 shares of common stock for $11.50 per share (collectively, the “Lion Point Shares”); and
WHEREAS, the FPA required Lion Point and the combined Opes-target company to enter into a registration rights agreement upon the closing of the merger between Opes and its acquisition target; and
WHEREAS, in accordance with the terms of the FPA, Lion Point and BurgerFi entered into a registration rights agreement (the “RRA”) dated December 16, 2020; and
WHEREAS, pursuant to the RRA, BurgerFi agreed to register the Lion Point Shares by filing an initial registration statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) within 30 days of the closing of the Merger, i.e. on or before January 15, 2021; and
WHEREAS, BurgerFi did not file the Registration Statement with the SEC until April 30, 2021, which became effective on May 10, 2021; and
WHEREAS, Lion Point alleged that it suffered substantial damages as a result of the decline in BurgerFi’s share price in the interim period; and
WHEREAS, on August 26, 2022, Lion Point filed a Complaint (the “Complaint”) against BurgerFi with the Supreme Court of the State of New York, County of New York (the “Court”), thereby initiating the action entitled Lion Point Capital, LP v. BurgerFi International, Inc. and assigned Index No. 653099/2022 (the “Action”); and
WHEREAS, the Complaint asserted a cause of action against BurgerFi sounding in breach of contract and seeking damages in favor of Lion Point and against BurgerFi; and

WHEREAS, on November 2, 2022, BurgerFi filed an Answer (the “Answer”) to the Complaint, in which it denied Lion Point was entitled to damages and asserted affirmative defenses to Lion Point’s claim; and
WHEREAS, subsequent to the filing of the Answer, Lion Point and BurgerFi (each, a “Party” and together, the “Parties”) identified a scrivener’s error in the Complaint, and thereafter filed, with the Court’s leave, amended pleadings to address the same; and
WHEREAS, on April 13, 2023, Lion Point filed a pre-discovery motion for partial summary judgment on the issue of liability and to dismiss affirmative defenses, which motion BurgerFi opposed; and
WHEREAS, on October 17, 2023, the Court granted Lion Point’s motion, entering summary judgment in its favor and against BurgerFi on the issue of liability and dismissing
BurgerFi’s affirmative defenses; and
WHEREAS, the Parties have begun their efforts in respect of discovery concerning the amount of damages that Lion Point alleges to have suffered as a result of the matters set forth in the Complaint; and
WHEREAS, the Parties have engaged in good-faith efforts to resolve the claim asserted in the Complaint and all other claims, counterclaims, and defenses that do or may exist between
Lion Point, on the one hand, and BurgerFi, on the other hand; and
WHEREAS, without any admission as to fault, liability or wrongdoing or as to the validity of the other Party’s positions, as a result of the aforementioned efforts, and in order to avoid the time, expense, and risks associated with continuing to litigate the Action, the Parties have agreed to resolve all claims, defenses, and counterclaims that do or may exist between Lion Point, on the one hand, and BurgerFi, on the other hand, as of, or prior to, the date of this

Settlement Agreement that arise out of, or are in any way related to, in any matter whatsoever, the Action, pursuant to the terms and conditions set forth in this Settlement Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises contained in this Settlement Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.The recitals set forth above are incorporated as part of this Settlement Agreement.
2.All claims, defenses, and counterclaims that have been or that could have been asserted in the Action shall be fully and finally settled as set forth in this Settlement Agreement.
3.BurgerFi will pay Lion Point the amount of one million three hundred fifty thousand dollars ($1,350,000) (the “Settlement Amount”), which represents a portion of the amount incurred by Lion Point for legal fees and costs in respect of the Action. BurgerFi will pay the Settlement Amount in installments (each, an “Installment Payment”) to Lion Point pursuant to written wire instructions to be provided by Lion Point upon its execution of this Settlement
Agreement as follows: (a) one hundred thousand dollars ($100,000) on the date on which this Settlement Agreement is fully executed; (b) five hundred seventy-five thousand dollars ($575,000) no later than July 30, 2024; and (c) three equal installments of two hundred twenty-five thousand dollars ($225,000) no later than August 31, 2024, September 30, 2024, and October 31, 2024, respectively.
4.BurgerFi shall have the right, but not the obligation, to pay any amount in addition to any Installment Payment on or before its deadline, it being understood and agreed that any such additional payment will be applied toward satisfaction of the Settlement Amount, thereby reducing the balance thereof then remaining due. BurgerFi shall also have the right to pay the Installment Payment that is due no later than August 31, 2024 on or before September 30, 2024; if BurgerFi exercises this right, the Installment Payment that is due no later than September 30, 2024 shall total four hundred fifty thousand dollars ($450,000). If Lion Point does not receive an Installment Payment by 5:00 p.m. Eastern on the date on which such Installment Payment is due (except for the Installment Payment due no later than August 31, 2024), Lion Point may declare BurgerFi to be in default under this Settlement Agreement.
5.Simultaneously upon the Parties’ execution of this Settlement Agreement, BurgerFi shall execute an Affidavit of Confession of Judgment substantially in the form attached to this Settlement Agreement as Exhibit A (the “Confession of Judgment”), pursuant to which BurgerFi shall confess judgment in accordance with section 3218 of the New York Civil Practice Law and Rules in favor of Lion Point in the total amount of the Installment Payments, less the amounts of any Installment Payments made under this Settlement Agreement. Contemporaneous with the execution of this Settlement Agreement, BurgerFi shall deliver the Confession of Judgment to Lion Point’s attorneys, who shall hold the Confession of Judgment in escrow and who shall not release the Confession of Judgment from escrow or file the Confession of Judgment with any court unless BurgerFi shall have failed to remit an Installment Payment to Lion Point in accordance with
Paragraph 3 and in accordance with this Paragraph 4. Upon Lion Point’s receipt of the final
Installment Payment, Lion Point’s attorneys shall deliver the Confession of Judgment to BurgerFi’s attorneys, who shall destroy the Confession of Judgment.

6.Within ten (10) business days of the date on which this Settlement Agreement is fully executed, Lion Point or its designee will be issued three hundred thousand (300,000) shares of BurgerFi Series A Preferred Stock at twenty-five dollars ($25.00) per share.
7.Within ten (10) business days of the date on which the Settlement Agreement is fully executed, the Parties, by their respective attorneys, shall execute, and Lion Point, by its attorneys, shall file with the Court a Stipulation of Dismissal, pursuant to which the Parties shall dismiss the Action with prejudice, without costs, and with all rights to appeal being waived.
8.No Party shall at any time (a) disparage any other Party or any other Party’s officers, directors, employees, principals, agents, representatives, managers, members, partners, shareholders, parents, affiliates, successors, or assigns, either orally or in writing, or (b) take any action that is intended to, or that reasonably may be expected to, cause harm or damage to the commercial interests or financial condition of any other Party or of any other Party’s officers, directors, employees, principals, agents, representatives, managers, members, partners, shareholders, parents, affiliates, successors, or assigns.
9.Upon the full execution of this Settlement Agreement, Lion Point, on its own behalf and on behalf of its officers, directors, employees, principals, agents, representatives, managers, members, partners, shareholders, parents, affiliates, successors, and assigns (collectively, the “Lion Point Releasing Parties”), shall be deemed to have released BurgerFi and its officers, directors, employees, principals, agents, representatives, managers, members, partners, shareholders, parents, affiliates, successors, and assigns (collectively, the “BurgerFi Released Parties”), from and against any and all complaints, charges, liabilities, obligations, grievances, promises, agreements, suits, costs, debts, expenses, and causes of action of any nature, whether at law or in equity, and whether accrued, inchoate, contingent, known, or unknown, that any of the Lion Point Releasing Parties does or may have against any of the BurgerFi Released Parties arising out of or relating in any way, to the FPA, the Merger, the Lion Point Shares, the RRA, the
Registration Statement, or any matter that was or could have been asserted in the Action.
Notwithstanding anything contained in this paragraph, the foregoing is not intended to, and shall not be construed to, relieve either Party from the performance of any obligations imposed under this Settlement Agreement, or diminish or otherwise affect any rights granted to either Party under this Settlement Agreement.
10.Upon the full execution of this Settlement Agreement, BurgerFi, on its own behalf and on behalf of its officers, directors, employees, principals, agents, representatives, managers, members, partners, shareholders, parents, affiliates, successors, and assigns (collectively, the “BurgerFi Releasing Parties”), shall be deemed to have released Lion Point and its officers, directors, employees, principals, agents, representatives, managers, members, partners, shareholders, parents, affiliates, successors, and assigns (collectively, the “Lion Point Released Parties”), from and against any and all complaints, charges, liabilities, obligations, grievances, promises, agreements, suits, costs, debts, expenses, and causes of action of any nature, whether at law or in equity, and whether accrued, inchoate, contingent, known, or unknown, that any of the BurgerFi Releasing Parties does or may have against any of the Lion Point Released Parties arising out of or relating in any way, to the FPA, the Merger, the Lion Point Shares, the RRA, the
Registration Statement, or any matter that was or could have been asserted in the Action. Notwithstanding anything contained in this paragraph, the foregoing is not intended to, and shall not be construed to, relieve either Party from the performance of any obligations imposed under this Settlement Agreement, or diminish or otherwise affect any rights granted to either Party under this Settlement Agreement.

11.Nothing contained in this Settlement Agreement shall be deemed to constitute an admission of liability or a concession on any defense by or on the part of any Party. Neither the execution of this Settlement Agreement nor any action taken pursuant to this Settlement Agreement shall constitute or be construed to be an admission with respect to any allegation or cause of action set forth in the Complaint.
12.This Settlement Agreement, and any disputes that arise out of or relate to this
Agreement, will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Settlement Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any suit, action, or proceeding against a Party to this Settlement Agreement shall be filed in the state or federal courts situated in the County of New York, State of New York. Each Party knowingly, voluntarily, and intentionally waives any rights it may have to a trial by jury in respect of any litigation, based hereon, or arising out of, under, or in connection with, this Settlement Agreement.
13.When computing any time period specified in this Settlement Agreement, if the last day is a Saturday, Sunday, or legal holiday, the time period continues to run until the end of the next day that is not a Saturday, Sunday, or legal holiday.
14.This Settlement Agreement may not be changed, amended, modified, or altered except by written agreement signed by each of the Parties or their respective attorneys.

15.This Settlement Agreement and the Exhibit A attached hereto and made a part hereof set forth the entire agreement of the Parties with respect to the subject matter contained in this Settlement Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, in respect of the subject matter of this Settlement Agreement.
16.Each Party acknowledges, warrants, and represents that in executing this Settlement Agreement, such Party does so freely, knowingly, and voluntarily, that such Party had an opportunity to and did discuss its terms and the implications thereof with such Party’s attorneys, that such Party is fully aware of the contents and effects of this Settlement Agreement and of the exhibits hereto, and that such execution is not the result of any fraud, duress, mistake, or undue influence.
17.Each Party acknowledges, warrants, and represents that such Party has had the opportunity to be represented by attorneys in the negotiation and drafting of this Settlement Agreement. Accordingly, neither Party nor any of the Parties’ respective attorneys will be deemed the drafter of this Settlement Agreement for purposes of interpreting any provision in this
Settlement Agreement in any judicial or other proceeding that may arise between them. This Settlement Agreement has been, and must be construed to have been, drafted by all the Parties to it, so that any rule that construes ambiguities against the drafter will have no force or effect and is waived by each of the Parties.
18.Each person executing this Settlement Agreement warrants and represents that such person has been duly authorized to, and has the requisite authority to, execute this

Settlement Agreement on behalf of the Party such person represents, and to bind such Party to the terms and conditions of this Settlement Agreement.
19.Each party acknowledges that no statements, promises, or representations have been made by any Party, or relied upon, and no consideration has been or is offered, expected, or held out, other than as stated in this Settlement Agreement.
20.This Settlement Agreement may not be disclosed to any person, and its terms, and the negotiations leading to the Settlement Agreement, must be kept confidential and may not be disclosed to third parties. Notwithstanding the foregoing, any Party may make such disclosures as are required by law, regulation, or court order, or as are necessary to the Parties’ attorneys, accountants, investors and financial advisors or in any action to enforce or carry out the terms of, or exercise the rights granted by, this Settlement Agreement. Neither this Settlement Agreement, nor the fact of its execution by the Parties, shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement Agreement; provided, however, that any of the Parties may file this Settlement Agreement in any action involving the assertion of any claims released herein in order to support a claim, defense, or counterclaim based on the principles of res judicata, collateral estoppel, release, good faith settlement, judgment, bar, or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
21.Any notices or other correspondence required to be sent under or pertaining to this Settlement Agreement shall be sent by hand delivery or overnight courier, and shall be deemed given when actually received. Such notices shall be addressed as follows:
If to Lion Point, to:
Lion Point Capital, LP
250 West 55th Street, 33rd Floor
New York, New York 10019
Attention: Mr. Didric Cederholm

With a copy (which shall not constitute notice) to: legal@lionpoint.com; and
Douglas Rappaport
Jacqueline Yecies
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
darappaport@akingump.com jyecies@akingump.com
If to BurgerFi, to:
BurgerFi International, Inc.
200 W. Cypress Creek Road, Suite 220
Fort Lauderdale, Florida 33309
Attention: Mr. David Heidecorn
With a copy (which shall not constitute notice) to:
Saul Ewing LLP
1270 Avenue of the Americas, Suite 2800
New York, New York 10020 Attention: Steven C. Reingold, Esq.
22.This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument but all of which together will constitute one and the same agreement. A copy of this Settlement Agreement or signature page hereto signed and transmitted as an attachment to an email or by other electronic means (an “Electronic Document”), shall be treated as an original document. The signature of any Party thereon is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any Party, any Electronic Document shall be re-executed in original form by the Party or Parties that or who executed the Electronic Document. No Party may raise the use of an Electronic Document or the fact that a signature was transmitted through the use of email or other electronic means as a defense to the enforcement of this Settlement Agreement or any amendment or other document executed in compliance with this Settlement Agreement.
23.Each Party shall bear such Party’s own attorneys’ fees and costs incurred in connection with this Settlement Agreement and the matters compromised by this Settlement
Agreement.
24.All representations, warranties, agreements, covenants, and obligations herein are material, shall be deemed to have been relied upon by each of the Parties, and shall survive the date of the dismissal of the Action.
25.This Settlement Agreement shall be binding upon the Parties and their respective officers, directors, members, managers, partners, affiliates, subsidiaries, employees, agents, representatives, heirs, successors, and assigns.
26.If any part of this Settlement Agreement shall be determined by a court of competent jurisdiction to be wholly or partially invalid or unenforceable, the validity and enforceability of the remaining parts, terms, and provisions of this Settlement Agreement shall not be affected thereby, and such invalid or unenforceable part shall be deemed not to be a part of this Settlement Agreement.
LION POINT CAPITAL, LP
By:    _________________________ Name:
Title:
BURGERFI INTERNATIONAL, INC.

By:    _________________________ Name:
Title: